UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2009

CAPITAL TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-14788	94-6181186
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 Park Avenue, 14th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 655-0220

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 6, 2009, Capital Trust, Inc. (the “Company”) and Lehman Commercial Paper Inc. (“Lehman”) entered into a Satisfaction, Termination and Release Agreement (the “Termination Agreement”) pursuant to which the parties terminated their right, title and interest in, to and under the Loan and Security Agreement dated May 30, 2008 as amended and restated on September 10, 2008 (the “Loan Agreement”), the associated note (the “Note”) and the other related documents (collectively with the Loan Agreement and the Note, the “Terminated Documents”) pursuant to which it financed the purchase of a single mezzanine loan (the “Collateral”). As of the termination, the Company had an $18.0 million outstanding obligation due under the Terminated Documents, and the Company’s recorded book value of the Collateral as of December 31, 2008 was $25.9 million.

Under the Termination Agreement, the Company consented to transfer to Lehman, and Lehman unconditionally accepted, all of the Company’s right, title and interest in the Collateral (the “Transfer”), and the Transfer unconditionally and fully satisfied all of the obligations of the Company under the Terminated Documents, including without limitation the obligations to pay all amounts due thereunder. Pursuant to the Termination Agreement, the Company and Lehman acknowledged that the Terminated Documents, and the transactions contemplated thereby, were terminated and of no further force and effect and that the Company and Lehman released and discharged each other from all of their respective obligations or liabilities under the Terminated Documents.

The foregoing description is qualified in its entirety by reference to the Termination Agreement, which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which the Company intends to file with the Securities and Exchange Commission in May 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL TRUST, INC.

By:      /s/ Geoffrey G. Jervis

     Name:   Geoffrey G. Jervis
     Title:     Chief Financial Officer

Date: April 10, 2009